Exhibit 99.1
News Release

Lockheed Martin Reports Second Quarter 2025 Financial Results
•Sales of $18.2 billion
•Recorded pre-tax losses on programs of $1.6 billion and other charges of $169 million, which impacted earnings per share by $5.83
•Net earnings of $342 million, or $1.46 per share, including impacts of program losses and other charges
•Cash from operations of $201 million and free cash flow of $(150) million
•Returned $1.3 billion of cash to shareholders through dividends and share repurchases
•Reaffirming 2025 guidance for sales and free cash flow

BETHESDA, Md., July 22, 2025 – Lockheed Martin Corporation [NYSE: LMT] today reported second quarter 2025 sales of $18.2 billion, compared to $18.1 billion in the second quarter of 2024. Net earnings in the second quarter of 2025 were $342 million, or $1.46 per share, including $1.6 billion of program losses and $169 million of other charges. This compares to $1.6 billion, or $6.85 per share, in the second quarter of 2024. Cash from operations was $201 million in the second quarter of 2025, compared to $1.9 billion in the second quarter of 2024. Free cash flow was $(150) million in the second quarter of 2025, compared to $1.5 billion in the second quarter of 2024.
“Over the course of the past few months, Lockheed Martin systems and platforms once again proved highly effective in combat operations and in deterring further aggression. Our F-35s, F-22s, PAC-3, THAAD, Aegis and many others, crewed by the soldiers, aircrews, sailors, marines and guardians of the U.S. and its Allies, and supported by our own dedicated teammates, performed extremely well in the most crucial and challenging situations,” said Lockheed Martin Chairman, President and CEO Jim Taiclet. “Based in part on this record of performance as well as the promise of several advanced technologies in development, our U.S. and allied customers are asking us to elevate and accelerate many key programs. For example, several allied nations have recently announced additional F-35 purchases, the U.S. Army has awarded more than $1 billion in missile-related contracts so far, and the U.S. Space Force is ordering additional GPS IIIF satellites. At the same time, our ongoing program review process identified new developments that caused us to re-evaluate the financial position on a set of major legacy programs. As a result, we are taking a number of charges this quarter to address these newly identified risks. We remain committed to delivering these critical capabilities that our customers are counting on and are fully focused on the growth inflection we expect as the result of heightened interest and demand for Lockheed Martin’s products and technologies.
“Overall, the company’s foundation remains solid and resilient. In the second quarter, sales of $18 billion grew sequentially, as we continued to drive supply chain improvements and ramp capacity on needed deterrent capabilities. In addition, we invested $800 million in infrastructure and innovation for growth and returned $1.3 billion to shareholders through dividends and share repurchases. We are maintaining full year 2025 guidance for sales, cash from operations, capital expense, free cash flow, and share repurchases. The program charges taken in the quarter – which resulted from our ongoing rigorous monitoring and review processes – are a necessary step as we continue to take action to improve program execution. We’re investing in emerging technologies, and as a proven mission integrator, we remain well positioned to support critical programs like the Golden Dome for America. Our relentless focus on operational performance combined with our disciplined capital allocation strategy will enable us to deliver value to our shareholders, while providing the advanced solutions that America and its allies need to maintain peace through strength for decades to come.”

Program Losses and Other Charges
During the second quarter, the Company took important steps to address challenges on a classified program at its Aeronautics business segment and certain international helicopter programs at its Sikorsky business unit.. The Company also recognized other charges related to asset impairments and a tax matter as described below.
Aeronautics Classified Program – Aeronautics has experienced design, integration, and test challenges, as well as other performance issues on this program. These trends continued into 2025 and had a greater impact on schedule and costs than previously estimated. As a result, Aeronautics performed a comprehensive review of its program execution and management processes to achieve the technical requirements of the program, which was completed in the second quarter. Based on this review and ongoing discussions with the customer and suppliers, Aeronautics made significant changes to its processes and testing approach, resulting in significant updates to the program’s schedule and cost estimates. As a result, during the second quarter of 2025 the Company recognized additional pretax reach-forward losses of $950 million on the program.
Canadian Maritime Helicopter Program (CMHP) – The Company is in ongoing discussions with the customer regarding a potential restructure to certain contractual terms and conditions and to expand the scope of work that would be beneficial to both parties. Communications with the customer during the second quarter of 2025 led to subsequent decisions made by the Company to focus on providing additional mission capabilities, enhanced logistical support, fleet life extension, and revised expectations regarding flight hours. As a result of revised cost and sales estimates for the program during the second quarter of 2025, the Company recognized additional pretax losses of $570 million on this program in RMS’ financial results.
Türkish Utility Helicopter Program (TUHP) – The Company has been discussing a potential mutually agreeable framework to restructure the program, including changing the scope of work. In light of the status of the continuing discussions with the customer and the current status of the program, RMS revised its cost and sales estimates for this program. As a result, during the second quarter of 2025, the Company recognized additional pretax reach-forward losses of $95 million on this program in RMS’ financial results.
Other Charges – During the second quarter of 2025, the company recognized a charge of $66 million primarily for the write-off of fixed assets resulting from the U.S. Air Force’s Next Generation Air Dominance (NGAD) down-select decision. The company also recognized a charge of $103 million related to uncertain tax positions as part of its income tax expense, resulting from the Internal Revenue Service's proposed adjustments to its tax accounting method change for certain manufacturing contracts.
The table below provides supplemental information regarding the impacts of the program losses and other charges described above.

	(in millions, except per share data)	Quarter Ended
		June 29, 2025
	Aeronautics classified program loss	$(950)
	CMHP program loss	(570)
	TUHP program loss	(95)
	Business segment operating profit	(1,615)
	Fixed asset write-off	(66)
	Unallocated other[1]	81
	Consolidated operating profit	(1,600)
	Income tax benefit[2]	233
	Net earnings	$(1,367)
	Weighted average shares outstanding	234.3
	Diluted earnings per share	$(5.83)

1	Reflects the state income tax impact associated with the program losses based on a blended state tax rate of 5%.
2	Reflects the federal income tax impact associated with the program losses and fixed asset write-off net of the associated state income tax impacts based on a federal tax rate of 21%, partially offset by the charge of $103 million associated with the uncertain tax position.

Summary Financial Results
The following table presents the company's summary financial results:

	(in millions, except per share data)	Quarters Ended		Six Months Ended
		June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
	Sales	$18,155	$18,122	$36,118	$35,317

	Business segment operating profit[1,2]	$571	$2,042	$2,656	$3,787
	Unallocated items
	FAS/CAS pension operating adjustment	379	406	758	812
	Impairment and other charges[3]	(66)	(87)	(66)	(87)
	Intangible asset amortization expense	(63)	(61)	(127)	(122)
	Other, net	(73)	(152)	(101)	(213)
	Total unallocated items	177	106	464	390
	Consolidated operating profit	$748	$2,148	$3,120	$4,177

	Net earnings[4]	$342	$1,641	$2,054	$3,186

	Diluted earnings per share	$1.46	$6.85	$8.75	$13.24

	Cash from operations	$201	$1,876	$1,610	$3,511
	Capital expenditures	(351)	(370)	(805)	(748)
	Free cash flow[1]	$(150)	$1,506	$805	$2,763

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.
2
As previously described, business segment operating profit for the quarter ended June 29, 2025 included losses of $950 million ($713 million, or $3.04 per share, after-tax) on a classified program at its Aeronautics business segment, and $570 million ($428 million, or $1.83 per share, after-tax) on CMHP and $95 million ($71 million, or $0.30 per share, after-tax) on TUHP at its RMS business segment.

3
Impairment and other charges for the quarter ended June 29, 2025 included $66 million ($52 million, or $0.22 per share, after-tax) primarily for the write-off of fixed assets at its Aeronautics business segment.

4	Net earnings for the quarter ended June 29, 2025 included $103 million of income tax expense related to uncertain tax positions.

Cash from operations in the second quarter of 2025 was $201 million with free cash flow of $(150) million compared to $1.9 billion with $1.5 billion in free cash flow in the second quarter of 2024. The decrease in cash from operations was primarily due to an increase in working capital, which is defined as receivables, contract assets, and inventories less accounts payable and contract liabilities. This increase in working capital was driven by four main factors: production and invoice timing impacting receivables, primarily related to the F-35 program at Aeronautics; an increase in contract assets as a result of the timing of milestones, also primarily related to the F-35 program at Aeronautics; an increase in Sikorsky inventory at RMS; and billing cycles impacting contract liabilities primarily related to national security space programs at Space. The decrease in free cash flows was primarily due to these cash from operations drivers.
The company's cash activities in the quarter ended June 29, 2025, included the following:
•paying cash dividends of $771 million;
•paying $500 million to repurchase 1.0 million shares;
•receiving net proceeds of $1.4 billion from the issuance of commercial paper; and
•making a scheduled repayment of $142 million of long-term debt.

2025 Financial Outlook
The company’s financial outlook for 2025 and other sections of this news release contain forward-looking statements, which reflect the company's judgment based on the information available at the time of this news release. The financial outlook for 2025 does not include the evolving impacts of tariffs or related recoveries, or Executive Orders issued by the Administration. Additionally, it is the company's practice not to incorporate adjustments into its financial outlook for proposed or potential acquisitions, divestitures, ventures, future gains or losses related to changes in valuations of the company's net assets and liabilities for deferred compensation plans or early-stage company investments, pension annuity contracts or discretionary contributions, financing transactions, changes in law, or new accounting standards until such items have been consummated, enacted or adopted. Actual results may differ materially from those projected. For additional factors that may impact the company's actual results, refer to the “Forward-Looking Statements” section in this news release.

	(in millions, except per share data)	Current Update	April 2025

	Sales	~$73,750 - $74,750	~$73,750 - $74,750

	Business segment operating profit[1]	~$6,600 - $6,700	~$8,100 - $8,200

	Total FAS/CAS pension adjustment	~$1,125	~$1,125

	Diluted earnings per share	~$21.70 - $22.00	~$27.00 - $27.30

	Cash from operations	~$8,500 - $8,700	~$8,500 - $8,700
	Capital expenditures	~$1,900	~$1,900
	Free cash flow[1]	~$6,600 - $6,800	~$6,600 - $6,800

1	Business segment operating profit and free cash flow are non-GAAP measures. See the "Use of Non-GAAP Financial Measures" section of this news release for more information.

Segment Results
The company operates in four business segments organized based on the nature of products and services offered: Aeronautics, Missiles and Fire Control (MFC), Rotary and Mission Systems (RMS) and Space. The following table presents summary operating results of the company's business segments and reconciles these amounts to the company's consolidated financial results.

	(in millions)	Quarters Ended		Six Months Ended
		June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
	Sales
	Aeronautics	$7,420	$7,277	$14,477	$14,122
	Missiles and Fire Control	3,433	3,102	6,806	6,095
	Rotary and Mission Systems	3,995	4,548	8,323	8,636
	Space	3,307	3,195	6,512	6,464
	Total sales	$18,155	$18,122	$36,118	$35,317

	Operating profit (loss)
	Aeronautics[1]	$(98)	$751	$622	$1,430
	Missiles and Fire Control	479	450	944	761
	Rotary and Mission Systems[2]	(172)	495	349	925
	Space	362	346	741	671
	Total business segment operating profit	571	2,042	2,656	3,787
	Unallocated items
	FAS/CAS operating adjustment	379	406	758	812
	Impairment and other charges[3]	(66)	(87)	(66)	(87)
	Intangible asset amortization expense	(63)	(61)	(127)	(122)
	Other, net	(73)	(152)	(101)	(213)
	Total unallocated items	177	106	464	390
	Total consolidated operating profit	$748	$2,148	$3,120	$4,177

1
Operating profit for the quarter ended June 29, 2025 included losses of $950 million ($713 million, or $3.04 per share, after-tax) on a classified program at its Aeronautics business segment as previously described.

2
Operating profit for the quarter ended June 29, 2025 included losses of $570 million ($428 million, or $1.83 per share, after-tax) on CMHP and $95 million ($71 million, or $0.30 per share, after-tax) on TUHP at its RMS business segment as previously described.

3	Impairment and other charges for the quarter ended June 29, 2025 included $66 million ($52 million, or $0.22 per share, after-tax) primarily for the write-off of fixed assets at its Aeronautics business segment.

For information on factors impacting comparability of the company's segment sales, operating profit and operating margins, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2024.
Consolidated net profit booking rate adjustments decreased segment operating profit by approximately $1.0 billion in the quarter ended June 29, 2025, which includes, as previously described, a loss of $950 million on a classified program at Aeronautics, and losses of $570 million on CMHP and $95 million on TUHP at RMS. Consolidated net profit booking rate adjustments increased segment operating profit by approximately $420 million in the quarter ended June 30, 2024.

Aeronautics

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Sales	$7,420	$7,277	$14,477	$14,122
Operating (loss) profit	(98)	751	622	1,430
Operating margin	(1.3%)	10.3%	4.3%	10.1%
Aeronautics’ sales during the quarter ended June 29, 2025 increased $143 million, or 2%, compared to the same period in 2024. This increase was primarily attributable to higher sales of $470 million on the F-35 program due to higher volume on production contracts. This increase was partially offset by a $360 million unfavorable cumulative adjustment to sales driven by the loss on a classified contract as previously described.
Aeronautics’ operating profit during the quarter ended June 29, 2025 decreased $849 million, or 113%, compared to the same period in 2024. The decrease was attributable to the previously described $950 million reach forward loss recognized on a classified contract, which was partially offset by a $90 million increase on the F-35 program due to higher profit booking rate adjustments and volume as described above.

Missiles and Fire Control

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Sales	$3,433	$3,102	$6,806	$6,095
Operating profit	479	450	944	761
Operating margin	14.0%	14.5%	13.9%	12.5%
MFC’s sales during the quarter ended June 29, 2025 increased $331 million, or 11%, compared to the same period in 2024. This increase was primarily attributable to higher sales of $330 million on tactical and strike missile programs due to production ramp-up on Joint Air-to-Surface Standoff Missile (JASSM), Long Range Anti-Ship Missile (LRASM) and precision fires programs.
MFC’s operating profit during the quarter ended June 29, 2025 increased $29 million, or 6%, compared to the same period in 2024. This increase was attributable to three primary factors: a $35 million increase from production ramp up as described above, and a $25 million increase from favorable contract mix; partially offset by a $25 million decrease in profit booking rate adjustments. The decrease in profit booking rate adjustments was primarily due to lower favorable profit adjustments on Patriot Advanced Capability-3 (PAC-3).

Rotary and Mission Systems

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Sales	$3,995	$4,548	$8,323	$8,636
Operating (loss) profit	(172)	495	349	925
Operating margin	(4.3%)	10.9%	4.2%	10.7%
RMS’ sales during the quarter ended June 29, 2025 decreased $553 million, or 12%, compared to the same period in 2024. The decrease was primarily attributable to lower net sales of $370 million on Sikorsky helicopter programs due to the unfavorable cumulative adjustments to sales driven by recognizing losses on CMHP and TUHP as previously described, and lower production volume on Seahawk programs; and a $145 million decrease on integrated warfare systems and sensors (IWSS) programs due to lower volume on radar and the Canadian Surface Combatant (CSC) programs.
RMS’ operating profit during the quarter ended June 29, 2025 decreased $667 million, or 135%, compared to the same period in 2024. This decrease was attributable to a $610 million decrease in profit booking rate adjustments primarily due to a $570 million loss recognized on CMHP and a $95 million loss recognized on TUHP as previously described.

Space

(in millions)	Quarters Ended		Six Months Ended
	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
Sales	$3,307	$3,195	$6,512	$6,464
Operating profit	362	346	741	671
Operating margin	10.9%	10.8%	11.4%	10.4%
Space’s sales during the quarter ended June 29, 2025 increased $112 million, or 4%, compared to the same period in 2024. This increase was primarily attributable to higher sales of $115 million for commercial civil space programs primarily due to higher volume on the Orion program; and $80 million for strategic and missile defense programs due to higher volume on Next Generation Interceptor (NGI) and Fleet Ballistic Missile (FBM) programs. These increases were partially offset by a decrease of $95 million on national security space programs due to program lifecycle on the Next Generation Overhead Persistent Infrared (Next Gen OPIR) system.
Space’s operating profit during the quarter ended June 29, 2025 increased $16 million, or 5%, compared to the same period in 2024. This increase was attributable to a $20 million increase in profit booking rate adjustments primarily due to favorable performance at completion on certain commercial civil space programs.
Total equity earnings (ULA) represented approximately $10 million, or 3%, of Space's operating profit for both the quarter ended June 29, 2025, and the same period in 2024.

Income Taxes

The company's effective income tax rate was 18.0% and 15.8% for the quarters ended June 29, 2025 and June 30, 2024. The higher effective income tax rate for the quarter was primarily attributable to increased interest expense on the company's uncertain tax position partially offset by changes in pre-tax earnings due to program losses previously described. The rates for all periods benefited from tax deductions for foreign derived intangible income, research and development tax credits, dividends paid to the company's defined contribution plans with an employee stock ownership plan feature and employee equity awards.
Use of Non-GAAP Financial Measures
This news release contains the following non-generally accepted accounting principles (non-GAAP) financial measures (as defined by U.S. Securities and Exchange Commission (SEC) Regulation G). While management believes that these non-GAAP financial measures may be useful in evaluating the financial performance of the company, this information should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. In addition, the company's definitions for non-GAAP financial measures may differ from similarly titled measures used by other companies or analysts.
Business segment operating profit
Business segment operating profit represents operating profit from the company's business segments before unallocated income and expense. This measure is used by the company's senior management in evaluating the performance of its business segments and is a performance goal in the company's annual incentive plan. Business segment operating margin is calculated by dividing business segment operating profit by sales. The table below reconciles the non-GAAP measure business segment operating profit with the most directly comparable GAAP financial measure, consolidated operating profit.

	(in millions)	Current Update	April 2025
	Business segment operating profit (non-GAAP)	~$6,600 - $6,700	~$8,100 - $8,200
	FAS/CAS operating adjustment[1]	~1,520	~1,520
	Intangible asset amortization expense	~(255)	~(240)
	Other, net	~(335)	~(465)
	Consolidated operating profit (GAAP)	~$7,530 - $7,630	~$8,915 - $9,015

1	Reflects the amount by which total CAS pension cost of $1.6 billion exceeds FAS pension service cost and excludes non-service FAS pension expense. Refer to the supplemental table "Selected Financial Data" included in this news release for a detail of the FAS/CAS operating adjustment.

Free cash flow
Free cash flow is cash from operations less capital expenditures. The company's capital expenditures are comprised of equipment and facilities infrastructure and information technology (inclusive of costs for the development or purchase of internal-use software that are capitalized). The company uses free cash flow to evaluate its business performance and overall liquidity and it is a performance goal in the company's annual and long-term incentive plans. The company believes free cash flow is a useful measure for investors because it represents the amount of cash generated from operations after reinvesting in the business and that may be available to return to stockholders and creditors (through dividends, stock repurchases and debt repayments) or available to fund acquisitions or other investments. The entire free cash flow amount is not necessarily available for discretionary expenditures, however, because it does not account for certain mandatory expenditures, such as the repayment of maturing debt and future pension contributions.

Webcast and Conference Call Information

Lockheed Martin Corporation will webcast live the earnings results conference call (listen-only mode) on Tuesday, July 22, 2025, at 11:00 a.m. ET on the Lockheed Martin Investor Relations website at www.lockheedmartin.com/investor. The accompanying presentation slides and relevant financial charts are also available at www.lockheedmartin.com/investor.

For additional information, visit the company’s website: www.lockheedmartin.com.

About Lockheed Martin

Lockheed Martin is a global defense technology company driving innovation and advancing scientific discovery. Our all-domain mission solutions and 21st Century Security® vision accelerate the delivery of transformative technologies to ensure those we serve always stay ahead of ready. More information at www.lockheedmartin.com.

# # #

Media Contacts:
Corporate Communications
+1 301-214-3030, media.relations@lmco.com

Investor Relations Contacts:
Maria Ricciardone, Vice President, Treasurer and Investor Relations
Christopher Fritz, Director, Investor Relations
+1 301-897-6800, investor.relations@lmco.com

Forward-Looking Statements

This news release contains statements that, to the extent they are not recitations of historical fact, constitute forward-looking statements within the meaning of the federal securities laws, and are based on Lockheed Martin’s current expectations and assumptions. The words “believe,” “estimate,” “anticipate,” “project,” “intend,” “expect,” “plan,” “outlook,” “scheduled,” “forecast” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially due to factors such as:

•the company's reliance on contracts with the U.S. Government, which are dependent on U.S. Government funding and can be terminated for convenience, and the company's ability to negotiate favorable contract terms;
•budget uncertainty, the risk of future budget cuts, the impact of continuing resolution funding mechanisms, the debt ceiling and the potential for government shutdowns, and changing funding and acquisition priorities;
•    risks related to the development, production, sustainment, performance, schedule, cost and requirements of complex and technologically advanced programs, including the F-35 program;
•    planned production rates and orders for significant programs, compliance with stringent performance and reliability standards, and materials availability, including government furnished equipment and rare earth minerals;
•the timing of contract awards or contract definitization, decisions by government customers to impose contract terms following undefinitized contract actions, achievement of performance milestones, customer acceptance of product deliveries, and receipt of customer payments;
•the company's ability to recover costs under U.S. Government contracts and the mix of fixed-price and cost-reimbursable contracts;
•    customer procurement and other policies, laws, regulations and executive actions that affect the company and its industry, programs, future opportunities, and financial performance, including those relating to mission priorities, competing domestic and international spending, contracting terms (such as fixed-price requirements), treatment of contractor performance issues, and contractor access to competitive opportunities;
•    performance and/or financial viability of key suppliers, teammates, joint ventures (including United Launch Alliance), joint venture partners, subcontractors and customers;
•    economic, industry, business and political conditions including their effects on governmental policy;
•    the impact of inflation and other cost pressures;
•government actions that restrict or prevent the sale or delivery of the company's products (such as delays in approvals for exports requiring Congressional notification);
•    foreign policy and international trade actions taken by governments such as tariffs, sanctions, embargoes, export and import controls, buying preferences, and other trade restrictions;
•    the company's success expanding into and doing business in adjacent markets and internationally and the risks posed by international sales, including potential effects from fluctuations in currency exchange rates;
•    changes in non-U.S. national priorities and government budgets and planned orders;
•    the competitive environment for the company's products and services;
•    the company's ability to develop and commercialize new technologies and products, including emerging digital and network technologies and capabilities;
•the company's ability to benefit fully from or adequately protect its intellectual property rights;
•    the company's ability to attract and retain a highly skilled workforce and the impact of work stoppages or other labor disruptions;
•    cyber or other security threats or other disruptions faced by the company or its suppliers;
•    the company's ability to implement and continue, and the timing and impact of, capitalization changes such as share repurchases, dividend payments and financing transactions;
•    the accuracy of the company's estimates and projections;

•    changes in pension plan assumptions and actual returns on pension assets; cash funding requirements and pension annuity contracts and associated settlement charges;
•    realizing the anticipated benefits of acquisitions or divestitures, investments, joint ventures, teaming arrangements or internal reorganizations, and market volatility affecting the fair value of investments that are marked to market;
•    the company's efforts to increase the efficiency of its operations and improve the affordability of its products and services, including through digital transformation and cost reduction initiatives;
•    the risk of an impairment of the company's assets, including the potential impairment of goodwill and intangibles;
•    the availability and adequacy of the company's insurance and indemnities;
•    compliance with laws, regulations, policies, and customer requirements relating to environmental matters;
•    the impact of public health crises, natural disasters and other severe weather conditions on the company's business and financial results, including supply chain disruptions and delays, employee absences, and program delays;
•    changes in accounting, U.S. or foreign tax, export or other laws, regulations, and policies and their interpretation or application, and changes in the amount or reevaluation of uncertain tax positions; and
•    the outcome of legal proceedings, bid protests, environmental remediation efforts, audits, administrative reviews, government investigations or government allegations that the company has failed to comply with law, other contingencies and U.S. Government identification of deficiencies in its business systems.

These are only some of the factors that may affect the forward-looking statements contained in this news release. For a discussion identifying additional important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, see the company’s filings with the U.S. Securities and Exchange Commission including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in the company’s most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q. The company’s filings may be accessed through the Investor Relations page of its website, www.lockheedmartin.com/investor, or through the website maintained by the SEC at www.sec.gov.

The company’s actual financial results likely will be different from those projected due to the inherent nature of projections. Given these uncertainties, forward-looking statements should not be relied on in making investment decisions. The forward-looking statements contained in this news release speak only as of the date of its issuance. Except where required by applicable law, the company expressly disclaims a duty to provide updates to forward-looking statements after the date of this news release to reflect subsequent events, changed circumstances, changes in expectations, or the estimates and assumptions associated with them. The forward-looking statements in this news release are intended to be subject to the safe harbor protection provided by the federal securities laws.

Lockheed Martin Corporation
Consolidated Statements of Earnings1
(unaudited; in millions, except per share data)

		Quarters Ended		Six Months Ended
		June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
	Sales	$18,155	$18,122	$36,118	$35,317
	Operating costs and expenses[2]	(17,421)	(15,992)	(33,061)	(31,194)
	Gross profit	734	2,130	3,057	4,123
	Other income, net	14	18	63	54
	Operating profit[3]	748	2,148	3,120	4,177
	Interest expense	(274)	(261)	(542)	(516)
	Non-service FAS pension (expense) income	(99)	15	(197)	31
	Other non-operating income, net	42	46	72	91
	Earnings before income taxes	417	1,948	2,453	3,783
	Income tax expense[4]	(75)	(307)	(399)	(597)
	Net earnings	$342	$1,641	$2,054	$3,186
	Effective tax rate	18.0%	15.8%	16.3%	15.8%

	Earnings per common share
	Basic	$1.46	$6.87	$8.78	$13.29
	Diluted	$1.46	$6.85	$8.75	$13.24

	Weighted average shares outstanding
	Basic	233.5	238.9	234.0	239.8
	Diluted	234.3	239.6	234.8	240.6

	Common shares reported in stockholders’ equity at end of period			232	237

1
The company closes its books and records on the last Sunday of the calendar quarter to align its financial closing with its business processes, which was on June 29, for the second quarter of 2025 and June 30, for the second quarter of 2024. The consolidated financial statements and tables of financial information included herein are labeled based on that convention. This practice only affects interim periods, as the company's fiscal year ends on Dec. 31.

2
Operating costs and expenses for the quarter ended June 29, 2025 included $66 million ($52 million, or $0.22 per share, after-tax) primarily for the write-off of fixed assets at its Aeronautics business segment.

3
As previously described, operating profit for the quarter ended June 29, 2025 included losses of $950 million ($713 million, or $3.04 per share, after-tax) on a classified program at its Aeronautics business segment, and $570 million ($428 million, or $1.83 per share, after-tax) on CMHP and $95 million ($71 million, or $0.30 per share, after-tax) on TUHP at its RMS business segment.

4	Income tax expense for the quarter ended June 29, 2025 included interest expense of $103 million related to uncertain tax positions.

Lockheed Martin Corporation
Business Segment Summary Operating Results
(unaudited; in millions)

		Quarters Ended			Six Months Ended
		June 29, 2025	June 30, 2024	% Change	June 29, 2025	June 30, 2024	% Change
	Sales
	Aeronautics	$7,420	$7,277	2%	$14,477	$14,122	3%
	Missiles and Fire Control	3,433	3,102	11%	6,806	6,095	12%
	Rotary and Mission Systems	3,995	4,548	(12%)	8,323	8,636	(4%)
	Space	3,307	3,195	4%	6,512	6,464	1%
	Total sales	$18,155	$18,122	—%	$36,118	$35,317	2%

	Operating profit (loss)
	Aeronautics[1]	$(98)	$751	(113%)	$622	$1,430	(57%)
	Missiles and Fire Control	479	450	6%	944	761	24%
	Rotary and Mission Systems[2]	(172)	495	(135%)	349	925	(62%)
	Space	362	346	5%	741	671	10%
	Total business segment operating profit	571	2,042	(72%)	2,656	3,787	(30%)
	Unallocated items
	FAS/CAS operating adjustment	379	406		758	812
	Impairment and other charges	(66)	(87)		(66)	(87)
	Intangible asset amortization expense	(63)	(61)		(127)	(122)
	Other, net	(73)	(152)		(101)	(213)
	Total unallocated items	177	106	67%	464	390	19%
	Total consolidated operating profit	$748	$2,148	(65%)	$3,120	$4,177	(25%)

	Operating margin
	Aeronautics[1]	(1.3%)	10.3%		4.3%	10.1%
	Missiles and Fire Control	14.0%	14.5%		13.9%	12.5%
	Rotary and Mission Systems[2]	(4.3%)	10.9%		4.2%	10.7%
	Space	10.9%	10.8%		11.4%	10.4%
	Total business segment operating margin	3.1%	11.3%		7.4%	10.7%

	Total consolidated operating margin	4.1%	11.9%		8.6%	11.8%

1	Operating profit for the quarter ended June 29, 2025 included losses of $950 million ($713 million, or $3.04 per share, after-tax) at its Aeronautics business segment as a result of the programs losses previously described.
2	Operating profit for the quarter ended June 29, 2025 included losses of $570 million ($428 million, or $1.83 per share, after-tax) on CMHP and $95 million ($71 million, or $0.30 per share, after-tax) on TUHP at its RMS business segment as a result of the programs losses previously described.

Lockheed Martin Corporation
Consolidated Balance Sheets
(in millions, except par value)

	June 29, 2025	Dec. 31, 2024
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$1,293	$2,483
Receivables, net	3,306	2,351
Contract assets	14,896	12,957
Inventories	3,699	3,474
Other current assets	794	584
Total current assets	23,988	21,849

Property, plant and equipment, net	8,670	8,726
Goodwill	11,309	11,067
Intangible assets, net	2,013	2,015
Deferred income taxes	4,070	3,557
Other noncurrent assets	8,820	8,403
Total assets	$58,870	$55,617

Liabilities and equity
Current liabilities
Accounts payable	$3,653	$2,222
Salaries, benefits and payroll taxes	2,761	3,125
Contract liabilities	9,861	9,795
Current maturities of long-term debt and commercial paper	3,118	643
Other current liabilities	4,961	3,635
Total current liabilities	24,354	19,420

Long-term debt, net	18,520	19,627
Accrued pension liabilities	4,838	4,791
Other noncurrent liabilities	5,824	5,446
Total liabilities	53,536	49,284

Stockholders’ equity
Common stock, $1 par value per share	232	234
Additional paid-in capital	—	—
Retained earnings	13,259	14,551
Accumulated other comprehensive loss	(8,157)	(8,452)
Total stockholders’ equity	5,334	6,333
Total liabilities and equity	$58,870	$55,617

Lockheed Martin Corporation
Consolidated Statements of Cash Flows
(unaudited; in millions)

	Six Months Ended
	June 29, 2025	June 30, 2024
Operating activities
Net earnings	$2,054	$3,186
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation and amortization	796	710
Stock-based compensation	141	154
Deferred income taxes	(561)	(145)
Impairment and other charges	66	87
Program losses	1,615	165
Changes in assets and liabilities
Receivables, net	(955)	(798)
Contract assets	(2,178)	(724)
Inventories	(461)	35
Accounts payable	1,500	1,052
Contract liabilities	(360)	(9)
Income taxes	251	21
Qualified defined benefit pension plans	223	(1)
Other, net	(521)	(222)
Net cash provided by operating activities	1,610	3,511

Investing activities
Capital expenditures	(805)	(748)
Other, net	(340)	4
Net cash (used for) investing activities	(1,145)	(744)

Financing activities
Issuance of long-term debt, net of related costs	—	1,980
Repayments of long-term debt	(142)	(168)
Proceeds from commercial paper, net	1,449	—
Repurchases of common stock	(1,250)	(1,850)
Dividends paid	(1,567)	(1,532)
Other, net	(145)	(116)
Net cash (used for) financing activities	(1,655)	(1,686)

Net change in cash and cash equivalents	(1,190)	1,081
Cash and cash equivalents at beginning of period	2,483	1,442
Cash and cash equivalents at end of period	$1,293	$2,523

Lockheed Martin Corporation
Selected Financial Data
(unaudited; in millions)

	2025 Outlook	2024 Actual
Total FAS (expense) income and CAS cost
FAS pension (expense) income	$(445)	$2
Less: CAS pension cost	1,570	1,684
Total FAS/CAS pension adjustment	$1,125	$1,686

Service and non-service cost reconciliation
FAS pension service cost	$(50)	$(60)
Less: CAS pension cost	1,570	1,684
FAS/CAS pension operating adjustment	1,520	1,624
Non-service FAS pension (expense) income	(395)	62
Total FAS/CAS pension adjustment	$1,125	$1,686

Lockheed Martin Corporation
Other Financial and Operating Information
(unaudited; in millions, except for aircraft deliveries and weeks)

Backlog	June 29, 2025	Dec. 31, 2024
Aeronautics	$52,165	$62,763
Missiles and Fire Control	40,250	38,783
Rotary and Mission Systems	38,584	38,117
Space	35,531	36,377
Total backlog	$166,530	$176,040

	Quarters Ended		Six Months Ended
Aircraft Deliveries	June 29, 2025	June 30, 2024	June 29, 2025	June 30, 2024
F-35	50	—	97	—
F-16	3	4	7	7
C-130J	1	5	2	9
Government helicopter programs	24	10	33	23
Commercial helicopter programs	—	—	1	—
International military helicopter programs	—	5	—	5

	Number of Weeks in Reporting Period[1]	2025	2024
	First quarter	13	13
	Second quarter	13	13
	Third quarter	13	13
	Fourth quarter	13	13

1	Calendar quarters are typically comprised of 13 weeks. However, the company closes its books and records on the last Sunday of each month, except for the month of Dec., as its fiscal year ends on Dec. 31. As a result, the number of weeks in a reporting quarter may vary slightly during the year and for comparable prior year periods.